EXHIBIT 99.1

Liberty Global Reports Q3 & YTD Results

Strong Subscriber Growth of 314,000 in Q3
YTD Combined Rebased Revenue Growth of 4% & OCF Growth of 5%
Combined Adjusted FCF Growth up 24% YTD to $968 Million
Repurchased Nearly $500 million of Equity in Q3

Denver, Colorado November 5, 2013: Liberty Global plc (“Liberty Global” or the “Company”) (NASDAQ: LBTYA, LBTYB and LBTYK), today announces financial and operating results for the three months (“Q3”) and nine months (“YTD”) ended September 30, 2013. Some of the information below concerning Virgin Media relates to periods prior to our ownership of the business. Highlights for the 2013 periods as compared to the same periods for 2012 (unless noted) include:
•Organic RGU1 additions of 878,000 YTD, including 314,000 in Q3 2013
•Combined2 YTD rebased3 growth of 4% for revenue and 5% for Operating Cash Flow4
•Combined Adjusted FCF5 increased 24% to $968 million YTD, including $208 million in Q3
•Share buybacks of nearly $500 million in Q3 and $1.0 billion through October 2013

Liberty Global's President and CEO Mike Fries commented, “The third quarter results that we issued today reflect the first full quarter with Virgin Media in our consolidated figures. Adjusting to include their results for the full nine-month period, YTD combined revenue and OCF were $13.1 billion and $5.8 billion, respectively, reflecting rebased revenue growth of 4% and OCF growth of 5%. Meanwhile, our combined Adjusted Free Cash Flow increased 24% to $968 million for the nine months ended September 30, 2013.”

“These results were driven by the continued appeal of our market-leading bundles, featuring the most advanced video and broadband services available. We’ve added over 870,000 subscribers YTD, with Q3 additions of 314,000 representing a 64% sequential increase over our second quarter RGU additions. In the U.K., penetration of our TiVo product is approaching 50%, while Horizon TV has been launched in four European markets, most recently in Germany and Ireland. On the broadband front, we’ve been substantially increasing maximum download speeds above 200 Mbps in many markets, and at the same time refocusing the feature bundles in most of our fall campaigns to include broadband tiers of at least 100 Mbps."

“M&A highlights for Q3 include substantial progress on our Virgin Media synergy plans, and the recently announced sale of substantially all of Chellomedia's assets (the "Chellomedia Sale"). With respect to Virgin Media, we now expect to achieve up to double our initial $180 million estimate of combined synergies for OCF and capital expenditures once the integration process is substantially complete. In addition, the Chellomedia Sale is expected to close in Q1 2014 and the resulting €750 million ($1.0 billion) in proceeds will provide us with increased flexibility to invest in more strategic content going forward.”

“Our balance sheet remains strong with long-dated, fixed maturities and $5.5 billion of consolidated liquidity6 before considering the $1.0 billion of proceeds to be received from the Chellomedia Sale. With an average long-term debt tenor of seven years, we have demonstrated strong and reliable access to the capital markets while lowering the average cost of our debt by 80 basis points over the last twelve months to 6.7%. We’ve also been actively returning capital to shareholders through stock buybacks with approximately $1.0 billion spent this year, including nearly $500 million in Q3 alone. As a result, we remain on track to complete our two-year target for $3.5 billion of buybacks by mid-2015.”

Subscriber Statistics

At September 30, 2013, we provided a total of 47.8 million services, consisting of 21.8 million video, 14.1 million broadband internet and 11.9 million telephony subscriptions, to our 24.5 million unique customers. During Q3 2013, we increased our total RGUs by 316,000, driven by 314,000 organic additions and a small acquisition in Switzerland. From a product perspective, our Q3 organic RGU additions reflect broadband internet and telephony additions of 214,000 and 153,000 RGUs, respectively, and a loss of 53,000 video subscribers. Of particular note, our broadband internet additions represented a record third quarter performance and our video RGU attrition was our best Q3 result since 2007.

In terms of comparative performance, our third quarter RGU additions were broadly consistent with our Q3 2012 additions of 320,000. However, sequentially, our Q3 RGU additions increased by 64% as compared to our reported 191,000 RGU additions for Q2 2013. This sequential growth was driven by our European operations, particularly our Central and Eastern European (“CEE”), Belgian and British businesses, as nine out of twelve markets delivered improved performance.

Geographically, our Q3 RGU additions consisted of 222,000 in Western Europe, 49,000 in CEE and 42,000 in Latin America.7 For Western Europe, our German business, led by strength in broadband, delivered 124,000 RGU additions in Q3, a similar result to our additions in Q2 2013. Our Q3 subscriber gains were negatively impacted by the loss of approximately 16,000 RGUs related to a December 2011 loss of a housing contract. Another key contributor to growth in Western Europe was our Belgian operation. Supported by the launch of compelling new triple-play bundles, Telenet posted record third quarter RGU additions of 48,000, which compares favorably to 34,000 in Q3 2012 and 17,000 in Q2 2013.

Two other Western European operations to highlight are the Netherlands and the U.K. Our Dutch operation generated Q3 RGU additions of 8,000, our best result in that market since Q2 2012. Our Q3 performance was aided by the September introduction of enhanced triple-play offers that feature higher broadband speeds, including a market-leading 120 Mbps in our flagship bundle.

Moving to the U.K., we lost 7,000 RGUs at Virgin Media during Q3 2013, which compares to a loss of more than 30,000 RGUs in Q2 2013. Despite aggressive marketing by our competitors during the summer months leading up to the start of the football season, we maintained reasonable video churn levels. Turning to broadband internet, we continue to capitalize on our broadband speed leadership in the U.K. This is reflected in our superfast (30 Mbps or higher) broadband subscriber base, which expanded by 250,000 RGUs in Q3, bringing superfast broadband penetration8 at Virgin Media to almost 70%.

Rounding out our geographic footprint, our CEE operations posted 49,000 RGU additions, which was flat compared with the prior year and up significantly compared to 9,000 RGU additions in Q2 2013.

The sequential improvement was due to 29,000 RGU additions in each of Hungary and Romania, mainly driven by the successful launch of new bundled offers with increased broadband speeds. Finally, our Latin American businesses generated 42,000 subscriber additions in Q3, which more than doubled our RGU additions in Q3 2012.

With respect to our next-generation video products, we had an active quarter. First, we launched Horizon TV in Ireland in mid-August and Germany in September. Through the end of October 2013, we had more than 365,000 Horizon TV subscribers in the Netherlands, Switzerland, Ireland and Germany, with each market accounting for over 200,000, 110,000, 30,000 and 25,000 subscribers, respectively. Additionally, we ended Q3 with 1.8 million TiVo subscribers in the U.K., which reflects an increase of 165,000 from June 30, 2013.

On the broadband front, we further differentiated our product offerings by increasing our broadband speeds in such markets as the Netherlands, Germany, Ireland, Austria, Hungary and Czech Republic. As a result, most of our twelve European markets have their core triple-play bundle broadband speed at 100 Mbps or higher, which should enable us to further grow broadband penetration9 in Europe from our current 31% level.

We had 4.05 million mobile subscribers10 at September 30, 2013, which was a decrease of 13,000 from June 30, 2013. During the quarter, our strongest mobile performer was Telenet, which added 38,000 subscribers. In addition, our operations in Germany and the U.K. experienced modest quarterly growth of 6,000 and 5,000 subscribers, respectively. Although Virgin Media’s mobile subscriber base was stable relative to Q2, they improved their customer mix with over 60% of its mobile base now post-paid. In Chile, we shortened the period for excluding inactive customers from our prepaid mobile subscriber count to 30 days, resulting in a decline of 61,000 and bringing Chile's total mobile subscriber base to 80,000.

Revenue

For the three and nine months ended September 30, 2013, reported revenue increased 74% to $4.4 billion and 36% to $10.3 billion, respectively, as compared to the corresponding prior year periods. The principal driver of our reported growth for each period was the inclusion of Virgin Media following the June 7th acquisition date and, to a lesser extent, organic growth and positive foreign currency ("FX") movements related to the depreciation of the U.S. dollar against many of our underlying currencies.

Our top-line performance was fueled in part by broadband internet, our fastest growing product, as we added 846,000 internet RGUs during the last twelve months. Our revenue growth was also supported by our mobile performance in markets like Belgium. Adjusting for both the impact of acquisitions and FX, we achieved year-over-year rebased revenue growth of 3% and 4% for the three- and nine-month 2013 periods, respectively.

Geographically for Q3, our Belgian operation delivered record Q3 top-line growth of 12%, supplemented by our Chilean, German and Swiss rebased results of 7%, 7% and 4%, respectively. Of note, our German growth was negatively impacted by the non-recognition of public broadcast carriage fees, as compared to the recognition of approximately $8 million of carriage fees in Q3 2012. This depressed our German rebased revenue growth by more than one percentage point in the quarter.
Offsetting in part our strong Q3 growth in the aforementioned markets, we generated 2% rebased revenue growth in the U.K., and realized year-over-year declines in CEE and the Netherlands of 1% and 4%, respectively. Competitive activity continues to be the driving force in these markets, however, Virgin Media did post a modestly better rebased result on a year-over-year basis in Q3, as compared to their full-period Q2 rebased revenue performance of 1%.

Combining Liberty Global for the reported nine-month period and Virgin Media for the pre-acquisition period, our rebased revenue growth would have been approximately 4%.

Operating Cash Flow

As compared to the corresponding prior year periods, OCF increased 63% to $2.0 billion and 31% to $4.7 billion for the three and nine months ended September 30, 2013, respectively. Our reported OCF growth reflects the contribution from Virgin Media, and to a much lesser extent, organic growth and favorable FX movements. In terms of our rebased OCF growth, which adjusts for acquisitions and FX, we achieved year-over-year growth for the three- and nine-month 2013 periods of 3% and 4%, respectively.

For Q3 2013, our rebased OCF growth was underpinned by 10% growth in Switzerland, 9% growth in each of Chile and Germany and 8% in Belgium. Notably, our Swiss operation, helped by a continued focus on cost containment, favorable phasing of its marketing spend and a combination of volume and ARPU11 growth, generated its best OCF growth since 2008. In addition, our Chilean business delivered its best third quarter result in three years, largely on the back of strong advanced service RGU additions and improved mobile performance.

Similar to revenue, the strong Q3 performance from these four operations was partially negated by 3% rebased OCF growth in the U.K. and rebased OCF declines of 7% in CEE and 10% in our Dutch operation. With respect to Virgin Media, modest rebased OCF growth was due to continued underlying performance of its core cable business, in part offset by softness in mobile and business. Turning to the Netherlands, Q3 was difficult from an OCF perspective, reflecting the continued impact of strong competition on our volume growth over the last year. However, we did achieve sequential improvements in the Netherlands' subscriber performance and local currency OCF from Q2 to Q3.

When combining Liberty Global and Virgin Media for the entire nine-month period, our combined rebased OCF growth would have been 5%, inclusive of integration costs. Looking toward the fourth quarter, we will face a difficult comparison with respect to our rebased OCF growth at both Virgin Media and overall at Liberty Global, as Virgin Media’s strong Q4 2012 OCF performance was helped by more than £15 million ($24 million) of non-recurring items.

As compared to OCF margins12 of 49% and 48% for the three and nine months ended September 30, 2012, we achieved consolidated OCF margins of 46% for each of the corresponding 2013 periods. The year-over-year margin declines were due primarily to the inclusion of Virgin Media, which had a 42% OCF margin for the three- and nine-month 2013 periods, as well as margin compression in our Dutch and CEE businesses. However, on a positive note, our German and Swiss operations posted Q3 OCF margins of 61% and 60%, respectively.

Operating Income

Our operating income increased by 3% to $522 million and by 1% to $1.5 billion for the three and nine months ended September 30, 2013, respectively, as compared to the corresponding prior year periods. On a comparative basis, certain impacts of the Virgin Media transaction, including increases in depreciation and amortization expense, share-based compensation and impairment, restructuring and other operating items, more than offset OCF growth and the release of a litigation provision during both the three- and nine-month 2013 periods.

Net Earnings (Loss) Attributable to Liberty Global Shareholders

For the three and nine months ended September 30, 2013, we reported net losses attributable to shareholders ("Net Loss") of $830 million or $2.09 per basic and diluted share and $843 million or $2.66 per basic and diluted share, respectively. This compares to a Net Loss of $22 million or $0.08 per basic and diluted share and net earnings attributable to shareholders ("Net Earnings") of $654 million or $2.43 per basic and diluted share, for the corresponding three- and nine-month 2012 periods.

For the comparable three-month period, our Net Loss in 2013 is higher largely as a result of increased losses on derivative instruments, as well as higher interest and income tax expense. Our Net Earnings for the 2012 nine-month period are primarily a function of a $924 million gain on the disposition of our Austar interest in Q2 2012. Excluding this gain, the increase in our Net Loss during the 2013 nine-month period is largely due to higher interest and income tax expense, partially offset by realized and unrealized gains due to changes in fair values of certain investments.

At October 31, 2013, we had 395 million shares outstanding, as compared to 400 million at July 26, 2013.

Property and Equipment Additions & Capital Expenditures

For Q3 2013, we incurred property and equipment additions13 of $957 million or 22% of revenue, as compared to $528 million or 21% of revenue for Q3 2012. For the YTD periods, our property and equipment additions equated to 22% of revenue for both 2013 and 2012, as we reported $2.2 billion of additions in the YTD 2013 period and $1.6 billion of additions in the YTD 2012 period. The absolute increases in our reported property and equipment additions on a year-over-year basis was primarily due to the inclusion of Virgin Media, which accounted for $327 million and $420 million of additions for the Q3 and YTD 2013 periods, respectively.

We had capital expenditures14 of $806 million (18% of revenue) and $1.8 billion (17% of revenue) for the three and nine months ended September 30, 2013, respectively, as compared to $457 million (18% of revenue) and $1.5 billion (19% of revenue) for the corresponding prior year periods. Our capital expenditures are typically lower than our property and equipment additions, as we utilize vendor financing and capital lease arrangements to help drive working capital efficiencies. For the Q3 and YTD 2013 periods, our capital expenditures reflect the benefit of $208 million and $474 million, respectively, in vendor financing and capital lease arrangements.

Free Cash Flow & Adjusted Free Cash Flow

In terms of Free Cash Flow,15 we reported FCF of $193 million for the three months ended September 30, 2013, which reflects an increase of $256 million over negative FCF of $63 million for the corresponding prior year period. Our Adjusted FCF, which excludes costs associated with our Chilean wireless project and certain costs incurred in connection with the Virgin Media acquisition as applicable, increased to $208 million for the third quarter of 2013, as compared to a negative $26 million for Q3 2012. For the nine-month 2013 period, we generated FCF and Adjusted FCF of $408 million and $535 million, respectively, which compares favorably to $328 million and $440 million, respectively, for the nine-month 2012 period. The year-over-year increases in both our FCF and Adjusted FCF for the three- and nine-month 2013 periods are due primarily to the net benefits from vendor financing and capital lease arrangements and the inclusion of Virgin Media from the date of acquisition.

If we were to combine the Adjusted FCF of both Liberty Global and Virgin Media for the full nine-month period, we would have reported combined Adjusted FCF of $968 million, a 24% increase over the combined figure for the corresponding prior year period.

Leverage and Liquidity

At September 30, 2013, we had total debt16 and cash and cash equivalents of $44.0 billion and $2.2 billion, respectively. These amounts compare to our Q2 2013 debt and cash and cash equivalents position of $41.9 billion and $2.1 billion, respectively. Our increase in debt during the quarter was primarily due to the translation effect associated with a weakening U.S. dollar relative to the euro and British pound, and new debt in the amount of €618 million ($836 million) at September 30, 2013 attributable to a collar loan that we entered into in July 2013 with respect to our increased stake in Ziggo N.V. ("Ziggo").

We actively manage our debt maturity profile and focus our refinancing efforts on extending maturities. As of September 30, 2013, our debt had an average duration of approximately seven years and less than 10% of our total debt was due before 2017. Our fully-swapped borrowing cost17 was approximately 6.7%, which was an 80 basis point improvement over Q3 2012. With respect to our leverage position at Q3 and after excluding $2.4 billion of debt that is backed by the shares we hold in both Sumitomo Corporation and Ziggo, we had consolidated gross and net leverage ratios18 of 5.3x and 5.0x, respectively, which was consistent with our second quarter levels.

At the end of Q3 2013, our consolidated liquidity position was approximately $5.5 billion, including aggregate borrowing capacity of $3.3 billion, as represented by the maximum undrawn commitments under each of our credit facilities.19 When the relevant September 30, 2013 compliance reporting requirements have been completed for our credit facilities and assuming no changes from quarter-end borrowing levels, we anticipate that our availability will be limited to $2.4 billion. We expect to close the Chellomedia Sale in the first quarter of 2014 for cash proceeds of roughly €750 million ($1.0 billion), which would supplement our consolidated liquidity position.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including our expectations with respect to our operating momentum and 2013 prospects, including our expectations for continued organic growth in subscribers, the impact of certain non-recurring items on our OCF growth rate, the penetration of our advanced services, increased broadband speeds and acceptance of our product bundles; our assessment of the strength of our balance sheet, our liquidity (including as a result of the Chellomedia disposition) and access to capital markets, including our borrowing availability, potential uses of our excess capital, including for acquisitions, investments and continued share buybacks, our ability to continue to do opportunistic refinancings and debt maturity extensions and the adequacy of our currency and interest rate hedges; our expectations with respect to the timing and impact of our expanded roll-out of advanced products and services, including Horizon TV and, in the U.K., TiVo; our insight and expectations regarding competitive and economic factors in our markets, statements regarding the disposition of Chellomedia, including the targeted closing date of the transaction, the anticipated consequences, synergies and benefits of the Virgin Media acquisition, the availability of accretive M&A opportunities and the impact of our M&A activity on our operations and financial performance and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology, law and regulation, our ability to satisfy regulatory conditions associated with acquisitions and dispositions, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and operating cash flow, control property and equipment additions as measured by percentage of revenue, achieve assumed margins and control the phasing of our FCF, our ability to access cash of our subsidiaries and the impact of our future financial performance and market conditions generally, on the availability, terms and deployment of capital, fluctuations in currency exchange and interest rates, the continued creditworthiness of our counterparties, the ability of vendors and suppliers to timely deliver quality products, as well as other factors detailed from time to time in our filings with the Securities and Exchange Commission including the most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Liberty Global

Liberty Global is the largest international cable company with operations in 14 countries. We connect people to the digital world and enable them to discover and experience its endless possibilities. Our market-leading triple-play services are provided through next-generation networks and innovative technology platforms that connected 24 million customers subscribing to 48 million television, broadband internet and telephony services at September 30, 2013.

Liberty Global's consumer brands include Virgin Media, UPC, Unitymedia, Kabel BW, Telenet and VTR. Our operations also include Chellomedia, our content division, Liberty Global Business Services, our commercial division and Liberty Global Ventures, our investment fund. For more information, please visit www.libertyglobal.com or contact:

Investor Relations:		Corporate Communications:
Christopher Noyes	+1 303 220 6693	Marcus Smith	+44 20 7190 6374
Oskar Nooij	+1 303 220 4218	Bert Holtkamp	+31 20 778 9800
John Rea	+1 303 220 4238	Hanne Wolf	+1 303 220 6678

_________________________________________

[1]
Please see page 24 for the definition of revenue generating units (“RGUs”). Organic figures exclude RGUs of acquired entities at the date of acquisition, but include the impact of changes in RGUs from the date of acquisition. All subscriber/RGU additions or losses refer to net organic changes, unless otherwise noted.

[2]
Combined rebased growth rates reflect the combination of our and Virgin Media's revenue and Operating Cash Flow ("OCF") for the full nine-month periods ended September 30, 2013 and September 30, 2012. For additional information regarding rebased growth calculations, see page 12. For information concerning revisions to certain of our previously reported rebased growth rates for the three and six months ended June 30, 2013, see page 15.

[3]	Please see page 12 for information on rebased growth.

4    Please see page 16 for our OCF definition and the required reconciliation.

[5]	Please see page 19 for information on combined FCF and combined Adjusted FCF.

[6]
Consolidated liquidity refers to our consolidated cash and cash equivalents plus our aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations.

[7]	Latin America includes our broadband communications operations in both Chile and Puerto Rico.

[8]	Superfast broadband penetration is calculated by dividing the number of superfast broadband internet subscribers by the number of broadband internet RGUs.

[9]	Broadband penetration is calculated by dividing the number of broadband internet RGUs by two-way homes passed.

[10]
Our mobile subscriber count represents the number of active subscriber identification module (“SIM”) cards in service rather than services provided. For example, if a mobile subscriber has both a data and voice plan on a smartphone this would equate to one mobile subscriber. Alternatively, a subscriber who has a voice and data plan for a mobile handset and a data plan for a laptop (via a dongle) would be counted as two mobile subscribers. Customers who do not pay a recurring monthly fee are excluded from our mobile telephony subscriber counts after periods of inactivity ranging from 30 to 90 days, based on industry standards within the respective country. Our September 30, 2013 mobile subscriber counts for the U.K. and Chile include 1,180,400 and 36,300 prepaid mobile subscribers, respectively.

[11]
Average Revenue Per Unit (“ARPU”) refers to the average monthly subscription revenue per average customer relationship and is calculated by dividing the average monthly subscription revenue (excluding installation, late fees, interconnect and mobile services revenue) for the indicated period, by the average of the opening and closing balances for customer relationships for the period. Customer relationships of entities acquired during the period are normalized. Unless otherwise indicated, ARPU per customer relationship for the European Operations and Liberty Global Consolidated are not adjusted for currency impacts. ARPU per customer relationship amounts reported for periods ended prior to January 1, 2013 have not been restated to reflect the April 1, 2013 change in our reporting of DSL internet and telephony RGUs in Austria, which we no longer include in our ARPU calculations.

[12]	OCF margin is calculated by dividing OCF by total revenue for the applicable period.

[13]	Our property and equipment additions include our capital expenditures on an accrual basis and amounts financed under vendor financing or capital lease arrangements.

14    Capital expenditures refer to capital expenditures on a cash basis, as reported in our condensed consolidated statements of cash flows.

15    Please see page 18 for information on Free Cash Flow ("FCF") and Adjusted Free Cash Flow ("Adjusted FCF") and the
required reconciliations.

16    Total debt includes capital lease obligations.

[17]
Our fully-swapped debt borrowing cost represents the weighted average interest rate on our aggregate variable and fixed rate indebtedness (excluding capital lease obligations), including the effects of derivative instruments, original issue premiums or discounts and commitment fees, but excluding the impact of financing costs.

[18]
Our gross and net debt ratios are defined as total debt and net debt to annualized OCF of the latest quarter. Net debt is defined as total debt less cash and cash equivalents. For purposes of these calculations, debt excludes the loans backed by the shares we hold in Sumitomo Corp. and Ziggo and is measured using swapped foreign currency rates, consistent with the covenant calculation requirements of our subsidiary debt agreements.

[19]
The $3.3 billion reflects the aggregate unused borrowing capacity, as represented by the maximum undrawn commitments under our subsidiaries' applicable facilities without regard to covenant compliance calculations.

Liberty Global plc
Condensed Consolidated Balance Sheets (unaudited)

	September 30, 2013	December 31, 2012
	in millions
ASSETS
Current assets:
Cash and cash equivalents	$2,206.5	$2,038.9
Trade receivables, net	1,492.2	1,031.0
Prepaid expenses	294.2	139.0
Other current assets	738.6	516.9
Total current assets	4,731.5	3,725.8

Restricted cash	5.3	1,516.7
Investments	3,307.1	950.1
Property and equipment, net	23,730.5	13,437.6
Goodwill	23,565.6	13,877.6
Intangible assets subject to amortization, net	6,148.6	2,581.3
Other assets, net	4,507.4	2,218.6

Total assets	$65,996.0	$38,307.7

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$1,032.0	$774.0
Deferred revenue and advance payments from subscribers and others	1,171.7	849.7
Current portion of debt and capital lease obligations	854.1	363.5
Derivative instruments	675.0	569.9
Accrued interest	605.7	351.8
Accrued programming	403.7	251.0
Other accrued and current liabilities	2,317.2	1,460.4
Total current liabilities	7,059.4	4,620.3

Long-term debt and capital lease obligations	43,147.6	27,161.0
Other long-term liabilities	4,392.3	4,441.3
Total liabilities	54,599.3	36,222.6

Commitments and contingencies

Equity:
Total Liberty Global shareholders	11,898.1	2,210.0
Noncontrolling interests	(501.4)	(124.9)
Total equity	11,396.7	2,085.1

Total liabilities and equity	$65,996.0	$38,307.7

Liberty Global plc
Condensed Consolidated Statements of Operations (unaudited)

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	in millions, except per share amounts

Revenue	$4,371.2	$2,519.1	$10,300.8	$7,580.6

Operating costs and expenses:
Operating (other than depreciation and amortization) (including share-based compensation)	1,702.9	859.0	3,901.0	2,644.0
Selling, general and administrative (including share-based compensation)	766.0	462.6	1,898.9	1,411.9
Depreciation and amortization	1,390.5	670.3	2,947.9	2,009.7
Release of litigation provision	(146.0)	—	(146.0)	—
Impairment, restructuring and other operating items, net	135.9	18.1	206.5	32.6
	3,849.3	2,010.0	8,808.3	6,098.2
Operating income	521.9	509.1	1,492.5	1,482.4

Non-operating income (expense):
Interest expense	(630.2)	(408.6)	(1,642.7)	(1,228.8)
Interest and dividend income	62.0	17.8	111.2	38.7
Realized and unrealized losses on derivative instruments, net	(876.3)	(237.2)	(685.2)	(613.9)
Foreign currency transaction gains, net	255.0	150.2	211.6	154.8
Realized and unrealized gains (losses) due to changes in fair values of certain investments, net	78.9	(18.1)	344.1	(1.3)
Losses on debt modification and extinguishment, net	(0.7)	(13.8)	(170.7)	(27.5)
Gains due to changes in ownership	—	52.5	—	52.5
Other income (expense), net	(3.4)	3.4	(6.6)	(0.6)
	(1,114.7)	(453.8)	(1,838.3)	(1,626.1)
Earnings (loss) from continuing operations before income taxes	(592.8)	55.3	(345.8)	(143.7)
Income tax expense	(228.8)	(61.1)	(445.2)	(106.0)
Loss from continuing operations	(821.6)	(5.8)	(791.0)	(249.7)
Discontinued operation:
Earnings from discontinued operation, net of taxes	—	—	—	35.5
Gain on disposal of discontinued operation, net of taxes	—	—	—	924.1
	—	—	—	959.6
Net earnings (loss)	(821.6)	(5.8)	(791.0)	709.9
Net earnings attributable to noncontrolling interests	(8.5)	(16.6)	(51.7)	(55.8)
Net earnings (loss) attributable to Liberty Global shareholders	$(830.1)	$(22.4)	$(842.7)	$654.1

Basic and diluted earnings (loss) attributable to Liberty Global shareholders per share:
Continuing operations	$(2.09)	$(0.08)	$(2.66)	$(1.06)
Discontinued operation	—	—	—	3.49
	$(2.09)	$(0.08)	$(2.66)	$2.43

Liberty Global plc
Condensed Consolidated Statements of Cash Flows (unaudited)

	Nine months ended
	September 30,
	2013	2012
Cash flows from operating activities:	in millions
Net earnings (loss)	$(791.0)	$709.9
Earnings from discontinued operation	—	(959.6)
Loss from continuing operations	(791.0)	(249.7)

Adjustments to reconcile loss from continuing operations to net cash provided by operating activities	3,257.0	2,074.7
Net cash provided by operating activities of discontinued operation	—	61.2
Net cash provided by operating activities	2,466.0	1,886.2

Cash flows from investing activities:
Cash paid in connection with acquisitions, net of cash acquired	(4,069.2)	(119.2)
Investments in and loans to affiliates and others	(1,336.4)	(81.0)
Capital expenditures	(1,800.2)	(1,450.7)
Proceeds received upon disposition of discontinued operation	—	1,055.4
Other investing activities, net	(47.4)	39.6
Net cash used by investing activities of discontinued operation	—	(51.7)
Net cash used by investing activities	(7,253.2)	(607.6)

Cash flows from financing activities:
Borrowings of debt	9,254.6	4,142.2
Repayments and repurchases of debt and capital lease obligations	(7,823.7)	(2,595.7)
Change in cash collateral	3,593.5	60.5
Decrease in restricted cash related to the Telenet Tender	1,539.7	—
Repurchase of Liberty Global and LGI shares	(860.7)	(617.2)
Net cash received (paid) related to derivative instruments	537.0	(113.1)
Distributions by subsidiaries to noncontrolling interests	(533.2)	(325.3)
Purchase of additional Telenet shares	(457.7)	—
Payment of financing costs and debt premiums	(356.1)	(70.6)
Payment of net settled employee withholding taxes on share-based incentive awards	(51.3)	(34.1)
Other financing activities, net	50.7	(67.0)
Net cash provided by financing activities	4,892.8	379.7

Effect of exchange rate changes on cash:
Continuing operations	62.0	17.3
Discontinued operation	—	(9.5)
Total	62.0	7.8

Net increase in cash and cash equivalents:
Continuing operations	167.6	1,666.1
Discontinued operation	—	—
Net increase in cash and cash equivalents	167.6	1,666.1

Cash and cash equivalents:
Beginning of period	2,038.9	1,651.2
End of period	$2,206.5	$3,317.3

Cash paid for interest:
Continuing operations	$1,498.5	$1,147.7
Discontinued operation	—	29.0
Total	$1,498.5	$1,176.7

Net cash paid for taxes — continuing operations	$77.1	$8.0

Revenue and Operating Cash Flow

In the following tables, we present revenue and operating cash flow by reportable segment of our continuing operations for the three and nine months ended September 30, 2013, as compared to the corresponding prior year periods. All of our reportable segments derive their revenue primarily from broadband communications services, including video, broadband internet and fixed-line telephony services. All of our reportable segments also provide business-to-business services and certain of our reportable segments provide mobile services. During the second quarter of 2013, certain changes were made to our segment presentation, including presenting our Belgium (Telenet) segment within our European Operations Division. All such changes have been made retroactively. For additional information, see note 14 to the condensed consolidated financial statements included in our September 30, 2013 Quarterly Report on Form 10-Q.

At September 30, 2013, our operating segments in the European Operations Division provided broadband communications services in 12 European countries and DTH services to customers in the Czech Republic, Hungary, Romania and Slovakia through a Luxembourg-based organization that we refer to as “UPC DTH.” Virgin Media and Telenet provide video, broadband internet, fixed-line telephony and mobile services in the U.K. and Belgium, respectively. Our Other Western Europe segment includes our broadband communications operating segments in Austria and Ireland. Our Central and Eastern Europe segment includes our broadband communications operating segments in the Czech Republic, Hungary, Poland, Romania and Slovakia. The European Operations Division’s central and other category includes (i) the UPC DTH operating segment, (ii) costs associated with certain centralized functions, including billing systems, network operations, technology, marketing, facilities, finance and other administrative functions, and (iii) intersegment eliminations within the European Operations Division. In Chile, the VTR Group includes VTR, which provides video, broadband internet and fixed-line telephony services, and VTR Wireless, which provides mobile services through certain third-party wireless access arrangements. Our corporate and other category includes (i) less significant consolidated operating segments that provide (a) broadband communications services in Puerto Rico and (b) programming and other services primarily in Europe and Latin America and (ii) our corporate category. Intersegment eliminations primarily represent the elimination of intercompany transactions between our broadband communications and programming operations, primarily in Europe.

For purposes of calculating rebased growth rates on a comparable basis for all businesses that we owned during 2013, we have adjusted our historical revenue and OCF for the three and nine months ended September 30, 2012 to (i) include the pre-acquisition revenue and OCF of certain entities acquired during 2012 and 2013 in our rebased amounts for the three and nine months ended September 30, 2012 to the same extent that the revenue and OCF of such entities are included in our results for the three and nine months ended September 30, 2013 and (ii) reflect the translation of our rebased amounts for the three and nine months ended September 30, 2012 at the applicable average foreign currency exchange rates that were used to translate our results for the three and nine months ended September 30, 2013. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the three months ended September 30, 2012 include Virgin Media, OneLink and three small entities. The acquired entities that have been included in whole or in part in the determination of our rebased revenue and OCF for the nine months ended September 30, 2012 include Virgin Media, OneLink and six small entities. We have reflected the revenue and OCF of the acquired entities in our 2012 rebased amounts based on what we believe to be the most reliable information that is currently available to us (generally pre-acquisition financial statements), as adjusted for the estimated effects of (i) any significant differences between Generally Accepted Accounting Principles in the United States ("GAAP") and local generally accepted accounting principles, (ii) any significant effects of acquisition accounting adjustments, (iii) any significant differences between our accounting policies and those of the acquired entities and (iv) other items we deem appropriate. We do not adjust pre-acquisition periods to eliminate non-recurring items or to give retroactive effect to any changes in estimates that might be implemented during post-acquisition periods. As we did not own or operate the acquired businesses during the pre-acquisition periods, no assurance can be given that we have identified all adjustments necessary to present the revenue and OCF of these entities on a basis that is comparable to the corresponding post-acquisition amounts that are included in our historical results or that the pre-acquisition financial statements we have relied upon do not contain undetected errors. The adjustments reflected in our rebased amounts have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the rebased growth percentages are not necessarily indicative of the revenue and OCF that would have occurred if these transactions had occurred on the dates assumed for purposes of calculating our rebased amounts or the revenue and OCF that will occur in the future. The rebased growth percentages have been presented as a basis for assessing growth rates on a comparable basis, and are not presented as a measure of our pro forma financial performance. Therefore, we believe our rebased data is not a non-GAAP financial measure as contemplated by Regulation G or Item 10 of Regulation S-K.

In each case, the following tables present (i) the amounts reported by each of our reportable segments for the comparative periods, (ii) the U.S. dollar change and percentage change from period to period and (iii) the percentage change from period to period on a rebased basis:

Revenue	Three months ended		Increase		Increase
	September 30,		(decrease)		(decrease)
	2013	2012	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media)	$1,587.4	$—	$1,587.4	N.M.	2.0
Germany (Unitymedia KabelBW)	641.3	568.7	72.6	12.8	6.6
Belgium (Telenet)	545.6	461.0	84.6	18.4	11.9
The Netherlands	305.4	300.3	5.1	1.7	(4.0)
Switzerland	332.1	308.0	24.1	7.8	4.3
Other Western Europe	223.5	207.9	15.6	7.5	1.6
Total Western Europe	3,635.3	1,845.9	1,789.4	96.9	3.8
Central and Eastern Europe	279.1	273.9	5.2	1.9	(1.1)
Central and other	33.4	29.0	4.4	15.2	*
Total European Operations Division	3,947.8	2,148.8	1,799.0	83.7	3.5
Chile (VTR Group)	244.8	241.0	3.8	1.6	6.7
Corporate and other	199.8	150.3	49.5	32.9	*
Intersegment eliminations	(21.2)	(21.0)	(0.2)	N.M.	*
Total	$4,371.2	$2,519.1	$1,852.1	73.5	3.4

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					4.2

	Nine months ended		Increase		Increase
	September 30,		(decrease)		(decrease)
	2013	2012	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media) (a)	$1,988.7	$—	$1,988.7	N.M.	1.6
Germany (Unitymedia KabelBW)	1,884.1	1,695.6	188.5	11.1	8.1
Belgium (Telenet)	1,616.2	1,404.7	211.5	15.1	12.0
The Netherlands	923.4	914.7	8.7	1.0	(1.8)
Switzerland	982.0	934.3	47.7	5.1	4.5
Other Western Europe	665.7	628.3	37.4	6.0	3.1
Total Western Europe	8,060.1	5,577.6	2,482.5	44.5	5.1
Central and Eastern Europe	848.4	829.8	18.6	2.2	—
Central and other	96.7	86.1	10.6	12.3	*
Total European Operations Division	9,005.2	6,493.5	2,511.7	38.7	4.7
Chile (VTR Group)	747.9	692.3	55.6	8.0	7.8
Corporate and other	610.5	451.3	159.2	35.3	*
Intersegment eliminations	(62.8)	(56.5)	(6.3)	N.M.	*
Total	$10,300.8	$7,580.6	$2,720.2	35.9	4.4

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					5.1
Virgin Media (for full period)					2.4
Combined (with Virgin Media for full period)					4.1

* - Omitted; N.M. - Not Meaningful
________________________

(a)	Reflects the post-acquisition revenue of Virgin Media from June 8, 2013 through September 30, 2013.

Operating Cash Flow	Three months ended		Increase		Increase
	September 30,		(decrease)		(decrease)
	2013	2012	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media)	$663.0	$—	$663.0	N.M.	2.9
Germany (Unitymedia KabelBW)	391.2	340.9	50.3	14.8	8.5
Belgium (Telenet)	275.4	240.7	34.7	14.4	8.3
The Netherlands	176.3	183.7	(7.4)	(4.0)	(9.5)
Switzerland	200.8	176.5	24.3	13.8	9.9
Other Western Europe	113.8	103.2	10.6	10.3	4.1
Total Western Europe	1,820.5	1,045.0	775.5	74.2	4.3
Central and Eastern Europe	131.9	137.7	(5.8)	(4.2)	(6.6)
Central and other	(44.5)	(36.1)	(8.4)	(23.3)	*
Total European Operations Division	1,907.9	1,146.6	761.3	66.4	3.2
Chile (VTR Group)	84.5	81.5	3.0	3.7	9.0
Corporate and other	8.6	(3.4)	12.0	N.M.	*
Total	$2,001.0	$1,224.7	$776.3	63.4	3.4

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					3.6

	Nine months ended		Increase		Increase
	September 30,		(decrease)		(decrease)
	2013	2012	$	%	Rebased %
	in millions, except % amounts
European Operations Division:
U.K. (Virgin Media) (a)	$838.3	$—	$838.3	N.M.	2.1
Germany (Unitymedia KabelBW)	1,120.6	998.1	122.5	12.3	9.2
Belgium (Telenet)	792.1	713.4	78.7	11.0	8.1
The Netherlands	532.2	545.2	(13.0)	(2.4)	(5.1)
Switzerland	572.2	532.7	39.5	7.4	6.7
Other Western Europe	324.2	297.7	26.5	8.9	5.9
Total Western Europe	4,179.6	3,087.1	1,092.5	35.4	4.9
Central and Eastern Europe	407.6	410.2	(2.6)	(0.6)	(2.6)
Central and other	(144.5)	(116.1)	(28.4)	(24.5)	*
Total European Operations Division	4,442.7	3,381.2	1,061.5	31.4	3.7
Chile (VTR Group)	256.5	232.0	24.5	10.6	10.4
Corporate and other	21.1	2.0	19.1	N.M.	*
Total	$4,720.3	$3,615.2	$1,105.1	30.6	3.5

Supplemental Information:
Total Liberty Global (excluding Virgin Media)					3.8
Virgin Media (for full period)					6.1
Combined (with Virgin Media for full period)					4.6

* - Omitted; N.M. - Not Meaningful
________________________

(a)	Reflects the post-acquisition OCF of Virgin Media from June 8, 2013 through September 30, 2013.

Revised Rebased Growth Rates for Q2 2013

The following table sets forth certain revised rebased growth rates for the three and six months ended June 30, 2013:

	Three months ended June 30, 2013 (a)		Six months ended June 30, 2013 (a)
	Increase (decrease)		Increase (decrease)
	Rebased %		Rebased %
	As previously reported	As revised (b)	As previously reported	As revised (b)
Revenue
U.K. (Virgin Media)	(0.7)	—	(0.7)	—
Total Western Europe	5.2	5.3	6.1	6.2
Total European Operations Division	4.7	4.8	5.5	5.6
Total Liberty Global	4.4	4.5	5.1	5.1

Supplemental Information:
Virgin Media (for full period)	0.6	1.2	1.9	2.6
Combined (with Virgin Media for full period)	3.5	3.7	4.2	4.4

OCF
U.K. (Virgin Media)	(3.1)	(1.5)	(3.1)	(1.5)
Total Western Europe	4.9	5.1	5.3	5.4
Total European Operations Division	3.5	3.8	4.0	4.1
Total Liberty Global	2.8	3.0	3.4	3.5

Supplemental Information:
Virgin Media (for full period)	3.8	5.1	6.0	7.7
Combined (with Virgin Media for full period)	3.7	4.2	4.6	5.2

_________________________________

(a)	Represents rebased growth during the three or six months ended June 30, 2013, as applicable, as compared to the corresponding period in 2012.

(b)	The previously reported rebased growth rates have been revised to correct certain policy alignment adjustments for installation fees received on business-to-business contracts in the U.K.

Operating Cash Flow Definition and Reconciliation

Operating cash flow is the primary measure used by our chief operating decision maker to evaluate segment operating performance. Operating cash flow is also a key factor that is used by our internal decision makers to (i) determine how to allocate resources to segments and (ii) evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. As we use the term, operating cash flow is defined as revenue less operating and selling, general and administrative expenses (excluding share-based compensation, depreciation and amortization, provisions and provision releases related to significant litigation and impairment, restructuring and other operating items). Other operating items include (a) gains and losses on the disposition of long-lived assets, (b) third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, including legal, advisory and due diligence fees, as applicable, and (c) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe operating cash flow is a meaningful measure and is superior to available U.S. GAAP measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to (1) readily view operating trends, (2) perform analytical comparisons and benchmarking between segments and (3) identify strategies to improve operating performance in the different countries in which we operate. We believe our operating cash flow measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Operating cash flow should be viewed as a measure of operating performance that is a supplement to, and not a substitute for, operating income, net earnings (loss), cash flow from operating activities and other GAAP measures of income or cash flows. A reconciliation of total segment operating cash flow to our operating income is presented below.

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	in millions
Total segment operating cash flow from continuing operations	$2,001.0	$1,224.7	$4,720.3	$3,615.2
Share-based compensation expense	(98.7)	(27.2)	(219.4)	(90.5)
Depreciation and amortization	(1,390.5)	(670.3)	(2,947.9)	(2,009.7)
Release of litigation provision	146.0	—	146.0	—
Impairment, restructuring and other operating items, net	(135.9)	(18.1)	(206.5)	(32.6)
Operating income	$521.9	$509.1	$1,492.5	$1,482.4

Summary of Debt, Capital Lease Obligations and Cash and Cash Equivalents

The following table1 details the U.S. dollar equivalent balances of our third-party consolidated debt, capital lease obligations and cash and cash equivalents at September 30, 2013:

		Capital	Debt and	Cash
		Lease	Capital Lease	and Cash
	Debt[2]	Obligations	Obligations	Equivalents
	in millions
Liberty Global and its non-operating subsidiaries	$2,515.5	$32.4	$2,547.9	$1,225.1
Virgin Media	13,411.1	402.3	13,813.4	555.3
UPC Holding (excluding VTR Group)	13,137.6	32.1	13,169.7	53.4
Unitymedia KabelBW	7,520.3	941.0	8,461.3	146.2
Telenet	4,790.6	441.9	5,232.5	147.6
Liberty Puerto Rico	656.4	1.7	658.1	2.1
VTR Group[3]	117.7	1.0	118.7	50.4
Other operating subsidiaries	0.1	—	0.1	26.4
Total Liberty Global	$42,149.3	$1,852.4	$44,001.7	$2,206.5

Property and Equipment Additions and Capital Expenditures

The table below highlights the categories of our property and equipment additions for the indicated periods and reconciles those additions to the capital expenditures that we present in our condensed consolidated statements of cash flows:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	in millions, except % amounts
Customer premises equipment	$402.7	$224.6	$854.9	$690.9
Scalable infrastructure	157.8	78.1	394.0	249.7
Line extensions	86.6	55.4	258.6	182.3
Upgrade/rebuild	126.4	89.4	296.2	265.1
Support capital	181.2	78.0	417.5	241.6
Other, including Chellomedia	2.4	2.7	9.6	6.1
Property and equipment additions	957.1	528.2	2,230.8	1,635.7
Assets acquired under capital-related vendor financing arrangements	(144.4)	(60.4)	(366.0)	(152.3)
Assets acquired under capital leases	(63.4)	(18.5)	(108.3)	(45.5)
Changes in current liabilities related to capital expenditures	56.3	7.3	43.7	12.8
Capital expenditures[4]	$805.6	$456.6	$1,800.2	$1,450.7

Property and equipment additions as % of revenue	21.9%	21.0%	21.7%	21.6%
Capital expenditures as % of revenue	18.4%	18.1%	17.5%	19.1%
_________________________________

[1]	Except as otherwise indicated, the amounts reported in the table include the named entity and its subsidiaries.

[2]	Debt amounts for UPC Holding and Telenet include senior secured notes issued by special purpose entities that are consolidated by each.

[3]	Of these amounts, VTR Wireless accounts for $118 million of the debt and $10 million of the cash of the VTR Group.

[4]
The capital expenditures that we report in our consolidated cash flow statements do not include amounts that are financed under vendor financing or capital lease arrangements. Instead, these expenditures are reflected as non-cash additions to our property and equipment when the underlying assets are delivered, and as repayments of debt when the related principal is repaid.

Free Cash Flow and Adjusted Free Cash Flow Definition and Reconciliation

We define free cash flow as net cash provided by our operating activities, plus (i) excess tax benefits related to the exercise of share-based incentive awards and (ii) cash payments for third-party costs directly associated with successful and unsuccessful acquisitions and dispositions, less (a) capital expenditures, as reported in our consolidated statements of cash flows, (b) principal payments on vendor financing obligations and (c) principal payments on capital leases (exclusive of the portions of the network lease in Belgium and the duct leases in Germany that we assumed in connection with certain acquisitions), with each item excluding any cash provided or used by our discontinued operations. We also present Adjusted FCF, which adjusts FCF to eliminate the incremental FCF deficit associated with the VTR Wireless mobile initiative and certain costs associated with the Virgin Media acquisition. We believe that our presentation of free cash flow provides useful information to our investors because this measure can be used to gauge our ability to service debt and fund new investment opportunities. Free cash flow should not be understood to represent our ability to fund discretionary amounts, as we have various mandatory and contractual obligations, including debt repayments, which are not deducted to arrive at this amount. Investors should view free cash flow as a supplement to, and not a substitute for, GAAP measures of liquidity included in our consolidated statements of cash flows. The following table provides the reconciliation of our continuing operations' net cash provided by operating activities to FCF and Adjusted FCF for the indicated periods:

	Three months ended		Nine months ended
	September 30,		September 30,
	2013	2012	2013	2012
	in millions
Net cash provided by operating activities of our continuing operations	$1,119.8	$431.3	$2,466.0	$1,825.0
Excess tax benefits from share-based compensation[5]	1.3	(6.3)	1.8	3.7
Cash payments for direct acquisition and disposition costs[6]	14.8	5.1	54.0	19.5
Capital expenditures	(805.6)	(456.6)	(1,800.2)	(1,450.7)
Principal payments on vendor financing obligations	(98.3)	(33.2)	(265.7)	(59.9)
Principal payments on certain capital leases	(39.5)	(3.3)	(47.7)	(9.4)
FCF	$192.5	$(63.0)	$408.2	$328.2
FCF	$192.5	$(63.0)	$408.2	$328.2
Virgin Media acquisition adjustments[7]	—	—	32.3	—
FCF deficit of VTR Wireless	15.8	37.2	94.2	111.5
Adjusted FCF	$208.3	$(25.8)	$534.7	$439.7

______________________________________

[5]
Excess tax benefits from share-based compensation represent the excess of tax deductions over the related financial reporting share-based compensation expense. The hypothetical cash flows associated with these excess tax benefits are reported as an increase to cash flows from financing activities and a corresponding decrease to cash flows from operating activities in our consolidated cash flow statements.

6    Represents costs paid during the period to third parties directly related to acquisitions and dispositions.

[7]
Represents costs associated with the Virgin Media acquisition consisting of (i) cash paid of $19.8 million during the period related to the pre-acquisition costs of the new Virgin Media capital structure and (ii) cash paid of $12.5 million during the period for withholding taxes associated with certain intercompany transactions completed in connection with the Virgin Media acquisition.

Combined Free Cash Flow, Adjusted Free Cash Flow and Operating Cash Flow Reconciliation

The Liberty Global amounts presented below are on a reported basis, including Virgin Media for the post-acquisition period from June 8, 2013 to September 30, 2013. The Virgin Media pre-acquisition amounts presented below are on a reported basis for the period from January 1, 2013 to June 7, 2013 and for the nine months ended September 30, 2012, as adjusted to conform to the FCF, Adjusted FCF and OCF definitions of Liberty Global as set forth earlier. The Virgin Media pre-acquisition amounts have been converted at the average GBP/USD foreign exchange rate for the pre-acquisition periods in 2013 and 2012 as applicable. The combined Liberty Global/Virgin Media results have not been prepared with a view towards complying with Article 11 of Regulation S-X. In addition, the combined Liberty Global/Virgin Media results are not necessarily indicative of the FCF, Adjusted FCF and OCF that would have occurred if the Liberty Global/Virgin Media transaction had occurred on the dates assumed for purposes of calculating the combined results, or the FCF, Adjusted FCF and OCF that will occur in the future. The below FCF and Adjusted FCF table should be read in conjunction with the information included in the footnotes to the tables on page 18.

	Nine months ended			Nine months ended
	September 30, 2013			September 30, 2012
	Liberty Global	Virgin Media Pre-acquisition	Combined	Liberty Global	Virgin Media	Combined
	in millions
Net cash provided by operating activities of our continuing operations	$2,466.0	$906.1	$3,372.1	$1,825.0	$1,359.0	$3,184.0
Excess tax benefits from share-based compensation	1.8	—	1.8	3.7	—	3.7
Cash payments for direct acquisition and disposition costs	54.0	80.0	134.0	19.5	—	19.5
Capital expenditures	(1,800.2)	(483.1)	(2,283.3)	(1,450.7)	(901.8)	(2,352.5)
Principal payments on vendor financing obligations	(265.7)	—	(265.7)	(59.9)	—	(59.9)
Principal payments on certain capital leases	(47.7)	(69.4)	(117.1)	(9.4)	(113.3)	(122.7)
FCF	$408.2	$433.6	$841.8	$328.2	$343.9	$672.1

FCF	$408.2	$433.6	$841.8	$328.2	$343.9	$672.1
Virgin Media acquisition adjustments	32.3	—	32.3	—	—	—
FCF deficit of VTR Wireless	94.2	—	94.2	111.5	—	111.5
Adjusted FCF	$534.7	$433.6	$968.3	$439.7	$343.9	$783.6

	Nine months ended September 30, 2013
	Liberty Global	Virgin Media Pre-acquisition	Combined
	in millions

Revenue	$10,300.8	$2,790.1	$13,090.9

OCF	$4,720.3	$1,126.1	$5,846.4
Share-based compensation	(219.4)	(33.8)	(253.2)
Depreciation and amortization	(2,947.9)	(667.1)	(3,615.0)
Release of litigation provision	146.0	—	146.0
Impairment, restructuring and other	(206.5)	(78.5)	(285.0)
Operating Income	$1,492.5	$346.7	$1,839.2

ARPU per Customer Relationship
The following table provides ARPU per customer relationship8 for the indicated periods:

	Three months ended September 30,				%	FX Neutral
	2013		2012		Change	% Change[11]
Liberty Global Consolidated[9]		$46.25		$35.92	28.8%	23.8%
European Operations Consolidated[10]		€33.96		€27.11	25.3%	26.2%
U.K. (Virgin Media)		£48.00		£—	—	—
Germany (Unitymedia KabelBW)		€20.44		€19.04	7.4%	7.4%
Belgium (Telenet)		€48.36		€46.55	3.9%	3.9%
Other Europe		€29.13		€28.71	1.5%	2.8%
VTR	CLP	31,382	CLP	30,854	1.7%	1.7%

Mobile Statistics
The following tables provide ARPU per mobile subscriber12 and mobile subscribers for the indicated periods:

	ARPU per Mobile Subscriber
	Three months ended September 30,		%	FX Neutral
	2013	2012	Change	% Change[11]
Liberty Global Consolidated:[9]
Excluding interconnect revenue	$20.09	$19.92	0.9%	(3.4)%
Including interconnect revenue	$24.71	$24.27	1.8%	(2.5)%

	Mobile Subscribers
	Sept. 30, 2013	June 30, 2013
European Operations:
U.K. (Virgin Media)	3,031,900	3,026,600
Germany (Unitymedia KabelBW)	196,900	190,500
Belgium (Telenet)	712,900	674,900
The Netherlands	4,700	3,500
Total Western Europe	3,946,400	3,895,500
Poland	19,000	23,300
Hungary	6,100	5,100
Total CEE	25,100	28,400
Total European Operations	3,971,500	3,923,900
VTR Wireless (Chile)[13]	79,900	140,100
Grand Total	4,051,400	4,064,000

_____________________

[8]	Please see page 8 for information on ARPU.

[9]	The September 30, 2012 amounts do not include the impact of the Virgin Media acquisition or the November 8, 2012 OneLink transaction in Puerto Rico, as applicable.

[10]	The September 30, 2012 amount does not include the impact of the Virgin Media acquisition.

[11]
The FX neutral change represents the percentage change on a year-over-year basis adjusted for FX impacts and is calculated by adjusting the prior year figures to reflect translation at the foreign currency rates used to translate the current year amounts.

[12]
Our ARPU per mobile subscriber calculation that excludes interconnect revenue refers to the average monthly mobile subscription revenue per average mobile subscribers in service and is calculated by dividing the average monthly mobile subscription revenue (excluding activation, handset fees and late fees) for the indicated period, by the average of the opening and closing balances of mobile subscribers in service for the period. Our ARPU per mobile subscriber calculation that includes interconnect revenue increases the numerator in the above-described calculation by the amount of mobile interconnect revenue during the period.

[13]
For the Chilean mobile subscriber count, we shortened the period for excluding inactive customers from our mobile subscriber count in Chile to 30 days, resulting in a 61,000 reduction in prepaid mobile subscribers.

RGUs, Customers and Bundling

The following table provides information on the breakdown of our RGUs and customer base and highlights our customer bundling metrics at September 30, 2013, June 30, 2013 and September 30, 2012:14

	Sept. 30, 2013	June 30, 2013	Sept. 30, 2012	Q3’13 / Q2’13 (% Change)	Q3’13 / Q3’12 (% Change)
Total RGUs
Total Video RGUs	21,828,400	21,877,900	18,222,600	(0.2%)	19.8%
Total Broadband Internet RGUs	14,094,600	13,881,600	8,909,300	1.5%	58.2%
Total Telephony RGUs	11,924,500	11,772,100	7,003,400	1.3%	70.3%
Liberty Global Consolidated	47,847,500	47,531,600	34,135,300	0.7%	40.2%

Total Customers
European Operations Division	23,009,000	23,019,000	18,325,200	—	25.6%
VTR	1,193,800	1,182,900	1,129,500	0.9%	5.7%
Other	271,000	272,100	124,700	(0.4%)	117.3%
Liberty Global Consolidated	24,473,800	24,474,000	19,579,400	—	25.0%

Total Single-Play Customers	10,825,000	10,954,400	10,820,100	(1.2%)	—
Total Double-Play Customers	3,924,000	3,981,600	2,962,700	(1.4%)	32.4%
Total Triple-Play Customers	9,724,800	9,538,000	5,796,600	2.0%	67.8%

% Double-Play Customers
European Operations Division	15.7%	15.9%	14.8%	(1.3%)	6.1%
VTR	20.8%	20.9%	20.5%	(0.5%)	1.5%
Liberty Global Consolidated	16.0%	16.3%	15.1%	(1.8%)	6.0%

% Triple-Play Customers
European Operations Division	39.4%	38.7%	28.5%	1.8%	38.2%
VTR	46.7%	46.5%	46.7%	0.4%	—
Liberty Global Consolidated	39.7%	39.0%	29.6%	1.8%	34.1%

RGUs per Customer Relationship
European Operations Division	1.95	1.93	1.72	1.0%	13.4%
VTR	2.14	2.14	2.14	—	—
Liberty Global Consolidated	1.96	1.94	1.74	1.0%	12.6%

__________________________________

[14]	The September 30, 2012 amounts do not include the impact of the Virgin Media acquisition and the OneLink transaction in Puerto Rico.

	Consolidated Operating Data — September 30, 2013
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

European Operations Division:
U.K.	12,531,500	12,531,500	4,892,800	12,230,500	—	3,753,200	—	—	3,753,200	4,336,600	4,140,700
Germany	12,620,900	12,217,300	7,070,900	11,563,000	4,413,500	2,214,300	—	—	6,627,800	2,490,700	2,444,500
Belgium	2,887,500	2,887,500	2,093,400	4,564,600	626,800	1,466,600	—	—	2,093,400	1,442,100	1,029,100
The Netherlands(11)	2,833,600	2,820,200	1,655,100	3,682,900	551,800	1,101,500	—	—	1,653,300	1,053,600	976,000
Switzerland(11)	2,129,000	1,861,700	1,469,700	2,525,100	809,400	621,000	—	—	1,430,400	647,400	447,300
Austria	1,321,600	1,305,600	641,200	1,291,000	184,300	341,200	—	—	525,500	424,000	341,500
Ireland	860,200	746,100	534,700	1,040,000	54,000	336,700	—	40,200	430,900	330,000	279,100
Total Western Europe	35,184,300	34,369,900	18,357,800	36,897,100	6,639,800	9,834,500	—	40,200	16,514,500	10,724,400	9,658,200
Poland	2,699,800	2,585,100	1,434,500	2,655,400	427,800	823,000	—	—	1,250,800	888,400	516,200
Hungary	1,535,800	1,520,400	1,043,400	1,825,000	267,500	361,800	261,600	—	890,900	506,700	427,400
Romania	2,262,100	2,034,200	1,160,400	1,778,800	380,900	456,600	317,500	—	1,155,000	360,900	262,900
Czech Republic	1,355,200	1,249,800	727,300	1,188,000	78,000	381,900	105,800	—	565,700	437,900	184,400
Slovakia	497,700	470,900	285,600	425,600	64,800	129,700	62,200	700	257,400	107,500	60,700
Total CEE	8,350,600	7,860,400	4,651,200	7,872,800	1,219,000	2,153,000	747,100	700	4,119,800	2,301,400	1,451,600
Total Europe	43,534,900	42,230,300	23,009,000	44,769,900	7,858,800	11,987,500	747,100	40,900	20,634,300	13,025,800	11,109,800

Chile	2,905,600	2,383,700	1,193,800	2,558,500	140,600	844,500	—	—	985,100	880,700	692,700
Puerto Rico	704,300	704,300	271,000	519,100	—	209,000	—	—	209,000	188,100	122,000

Grand Total	47,144,800	45,318,300	24,473,800	47,847,500	7,999,400	13,041,000	747,100	40,900	21,828,400	14,094,600	11,924,500

	Subscriber Variance Table - September 30, 2013 vs. June 30, 2013
					Video
	Homes Passed(1)	Two-way Homes Passed(2)	Customer Relationships(3)	Total RGUs(4)	Analog Cable Subscribers(5)	Digital Cable Subscribers(6)	DTH Subscribers(7)	MMDS Subscribers(8)	Total Video	Internet Subscribers(9)	Telephony Subscribers(10)

European Operations Division:
U.K.	41,300	41,300	13,500	(6,800)	—	(12,600)	—	—	(12,600)	30,200	(24,400)
Germany	22,600	25,400	3,700	124,300	(46,300)	24,600	—	—	(21,700)	86,900	59,100
Belgium	6,200	6,200	(4,200)	44,900	(17,500)	13,300	—	—	(4,200)	17,400	31,700
The Netherlands(11)	2,800	3,000	(19,300)	7,000	(26,300)	7,500	—	—	(18,800)	11,000	14,800
Switzerland(11)	38,100	20,400	4,400	25,100	1,200	4,000	—	—	5,200	11,300	8,600
Austria	3,900	3,900	400	11,500	(2,000)	400	—	—	(1,600)	5,700	7,400
Ireland	(1,400)	1,500	(1,000)	18,400	(2,900)	1,200	—	(1,800)	(3,500)	8,700	13,200
Total Western Europe	113,500	101,700	(2,500)	224,400	(93,800)	38,400	—	(1,800)	(57,200)	171,200	110,400
Poland	15,200	24,200	(15,000)	(1,600)	(34,200)	13,500	—	—	(20,700)	8,400	10,700
Romania	4,400	4,400	6,600	29,300	(9,100)	11,200	7,700	—	9,800	7,900	11,600
Hungary	6,800	65,800	6,700	29,100	(15,100)	13,900	7,900	—	6,700	11,200	11,200
Czech Republic	5,300	8,200	(4,500)	(4,500)	6,300	(7,700)	1,200	—	(200)	(900)	(3,400)
Slovakia	1,000	4,400	(1,300)	(3,100)	(6,400)	500	3,800	—	(2,100)	—	(1,000)
Total CEE	32,700	107,000	(7,500)	49,200	(58,500)	31,400	20,600	—	(6,500)	26,600	29,100
Total Europe	146,200	208,700	(10,000)	273,600	(152,300)	69,800	20,600	(1,800)	(63,700)	197,800	139,500

Chile	18,200	22,400	10,900	29,000	(7,100)	19,100	—	—	12,000	13,600	3,400
Puerto Rico	100	100	(1,100)	13,300	—	2,200	—	—	2,200	1,600	9,500

Grand Total	164,500	231,200	(200)	315,900	(159,400)	91,100	20,600	(1,800)	(49,500)	213,000	152,400

Organic Change Summary:
Europe (excl. U.K., DE and BE)	41,100	127,100	(26,400)	105,600	(97,700)	46,400	20,600	(1,800)	(32,500)	64,300	73,800
U.K.	8,500	8,500	13,500	(6,800)	—	(12,600)	—	—	(12,600)	30,200	(24,400)
Germany	22,600	25,400	3,700	124,300	(31,000)	9,300	—	—	(21,700)	86,900	59,100
Belgium	6,200	6,200	(4,200)	48,400	(17,500)	16,800	—	—	(700)	17,400	31,700
Total Europe	78,400	167,200	(13,400)	271,500	(146,200)	59,900	20,600	(1,800)	(67,500)	198,800	140,200
Chile	18,200	22,400	10,900	29,000	(7,100)	19,100	—	—	12,000	13,600	3,400
Puerto Rico	100	100	(1,100)	13,300	—	2,200	—	—	2,200	1,600	9,500
Total Organic Change	96,700	189,700	(3,600)	313,800	(153,300)	81,200	20,600	(1,800)	(53,300)	214,000	153,100

Q3 2013 Adjustments:
Acquisition - Switzerland	11,900	10,800	8,100	8,100	8,100	—	—	—	8,100	—	—
Disposition - Netherlands	—	—	(500)	(800)	—	—	—	—	—	(500)	(300)
Switzerland adjustments	23,100	—	(1,000)	(1,700)	—	(800)	—	—	(800)	(500)	(400)
U.K. adjustments	32,800	32,800	—	—	—	—	—	—	—	—	—
Belgium adjustments	—	—	—	(3,500)	—	(3,500)	—	—	(3,500)	—	—
Germany adjustments	—	—	—	—	(15,300)	15,300	—	—	—	—	—
Hungary adjustments	—	—	(3,200)	—	—	—	—	—	—	—	—
Poland adjustments	—	(2,100)	—	—	1,100	(1,100)	—	—	—	—	—
Net Adjustments	67,800	41,500	3,400	2,100	(6,100)	9,900	—	—	3,800	(1,000)	(700)

Net Adds (Reductions)	164,500	231,200	(200)	315,900	(159,400)	91,100	20,600	(1,800)	(49,500)	213,000	152,400

Footnotes for Operating Data and Subscriber Variance Tables

(1)
Homes Passed are homes, residential multiple dwelling units or commercial units that can be connected to our networks without materially extending the distribution plant, except for DTH and Multi-channel Multipoint (“microwave”) Distribution System (“MMDS”) homes. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. We do not count homes passed for DTH. With respect to MMDS, one MMDS customer is equal to one Home Passed. Due to the fact that we do not own the partner networks (defined below) used in Switzerland and the Netherlands (see note 11) we do not report homes passed for Switzerland's and the Netherlands' partner networks.

(2)	Two-way Homes Passed are Homes Passed by those sections of our networks that are technologically capable of providing two-way services, including video, internet and telephony services.

(3)
Customer Relationships are the number of customers who receive at least one of our video, internet or telephony services that we count as Revenue Generating Units (“RGUs”), without regard to which or to how many services they subscribe. To the extent that RGU counts include equivalent billing unit (“EBU”) adjustments, we reflect corresponding adjustments to our Customer Relationship counts. For further information regarding our EBU calculation, see Additional General Notes to Tables. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., a primary home and a vacation home), that individual generally will count as two Customer Relationships. We exclude mobile customers from Customer Relationships. For Belgium, Customer Relationships only include customers who subscribe to an analog or digital cable service due to billing system limitations.

(4)
Revenue Generating Unit is separately an Analog Cable Subscriber, Digital Cable Subscriber, DTH Subscriber, MMDS Subscriber, Internet Subscriber or Telephony Subscriber. A home, residential multiple dwelling unit, or commercial unit may contain one or more RGUs. For example, if a residential customer in our Austrian system subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, DTH, MMDS, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period. Services offered without charge on a long-term basis (e.g., VIP subscribers, free service to employees) generally are not counted as RGUs. We do not include subscriptions to mobile services in our externally reported RGU counts. In this regard, our September 30, 2013 RGU counts exclude our separately reported postpaid and prepaid mobile subscribers in the U.K., Belgium, Germany, Chile, Poland, Hungary and the Netherlands of 3,031,900, 712,900, 196,900, 79,900, 19,000, 6,100 and 4,700, respectively. Our mobile subscriber count represents the number of active SIM cards in service.

(5)
Analog Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our analog cable service over our broadband network. Our Analog Cable Subscriber counts also include subscribers who may use a purchased set-top box or other means to receive our basic digital cable channels without subscribing to any services that would require the payment of recurring monthly fees in addition to the basic analog service fee (“Basic Digital Cable Subscriber”). Our Basic Digital Cable Subscribers are attributable to the fact that our basic digital cable channels are not encrypted in certain portions of our footprint and the use of purchased digital set-top boxes in Belgium. In Europe, we have approximately 105,800 “lifeline” customers that are counted on a per connection basis, representing the least expensive regulated tier of video cable service, with only a few channels.

(6)
Digital Cable Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our digital cable service over our broadband network or through a partner network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers. As discussed in further detail in note 5 above, Basic Digital Cable Subscribers are not included in the respective Digital Cable Subscriber counts. Subscribers to digital cable services provided by our operations in Switzerland and the Netherlands over partner networks receive analog cable services from the partner networks as opposed to our operations.

(7)	DTH Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming broadcast directly via a geosynchronous satellite

(8)	MMDS Subscriber is a home, residential multiple dwelling unit or commercial unit that receives our video programming via MMDS.

(9)
Internet Subscriber is a home, residential multiple dwelling unit or commercial unit that receives internet services over our networks, or that we service through a partner network. Our Internet Subscribers exclude 152,000 asymmetric digital subscriber line (“ADSL”) subscribers within our U.K. segment and 76,100 digital subscriber line (“DSL”) subscribers within our Austria segment that are not serviced over our networks. Our Internet Subscribers do not include customers that receive services from dial-up connections. In Switzerland, we offer a 2 Mbps internet service to our Analog and Digital Cable Subscribers without an incremental recurring fee. Our Internet Subscribers in Switzerland include 23,000 subscribers who have requested and received a modem that enables the receipt of this 2 Mbps internet service.

(10)
Telephony Subscriber is a home, residential multiple dwelling unit or commercial unit that receives voice services over our networks, or that we service through a partner network. Telephony Subscribers exclude mobile telephony subscribers. Our Telephony Subscribers exclude 101,400 and 55,300 subscribers within our segments in the U.K. and Austria, respectively, that are not serviced over our networks.

(11)
Pursuant to service agreements, Switzerland and, to a much lesser extent, the Netherlands offer digital cable, broadband internet and telephony services over networks owned by third-party cable operators (“partner networks”). A partner network RGU is only recognized if there is a direct billing relationship with the customer. At September 30, 2013, Switzerland's partner networks account for 128,500 Customer Relationships, 252,200 RGUs, 93,500 Digital Cable Subscribers, 92,400 Internet Subscribers, and 66,300 Telephony Subscribers.

Additional General Notes to Tables:

All of our broadband communications subsidiaries provide telephony, broadband internet, data, video or other business-to-business (“B2B”) services. Certain of our B2B revenue is derived from small or home office (“SOHO”) subscribers that pay a premium price to receive enhanced service levels along with video, internet or telephony services that are the same or similar to the mass marketed products offered to our residential subscribers. All mass marketed products provided to SOHOs, whether or not accompanied by enhanced service levels and/or premium prices, are included in the respective RGU and customer counts of our broadband communications operations, with only those services provided at premium prices considered to be “SOHO RGUs” or “SOHO customers.” With the exception of our B2B SOHO subscribers, we generally do not count customers of B2B services as customers or RGUs for external reporting purposes.

Certain of our residential and commercial RGUs are counted on an EBU basis, including residential multiple dwelling units and commercial establishments, such as bars, hotels and hospitals, in Chile and Puerto Rico and certain commercial establishments in Europe (with the exception of Germany and Belgium, where we do not count any RGUs on an EBU basis). Our EBUs are generally calculated by dividing the bulk price charged to accounts in an area by the most prevalent price charged to non-bulk residential customers in that market for the comparable tier of service. As such, we may experience variances in our EBU counts solely as a result of changes in rates. In Germany, homes passed reflect the footprint and two-way homes passed reflect the technological capability of our network up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as needed or success-based basis. In Belgium, Telenet leases a portion of its network under a long-term capital lease arrangement. These tables include operating statistics for Telenet's owned and leased networks.

While we take appropriate steps to ensure that subscriber statistics are presented on a consistent and accurate basis at any given balance sheet date, the variability from country to country in (i) the nature and pricing of products and services, (ii) the distribution platform, (iii) billing systems, (iv) bad debt collection experience and (v) other factors add complexity to the subscriber counting process. We periodically review our subscriber counting policies and underlying systems to improve the accuracy and consistency of the data reported on a prospective basis. Accordingly, we may from time to time make appropriate adjustments to our subscriber statistics based on those reviews.

Subscriber information for acquired entities is preliminary and subject to adjustment until we have completed our review of such information and determined that it is presented in accordance with our policies.